UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

November 20, 2006

Green Gold Inc.
(Exact name of Registrant as specified in its Charter)

Nevada	000-52319	20-5086877
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

502 East John Street, Carson City, Nevada 89706
(Address of principal executive offices) (Zip Code)

206-838-0970
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     The Company announces that effective November 14, 2006, James D. Romano was elected to the Board of Directors and was appointed President and Chief Executive Officer of the Company. Ronald P. Erickson remained with the Company in the capacity of Secretary, Treasurer, Chief Financial Officer and as a member of the Board of Directors.

     Prior to joining Green Gold Incorporated, Mr. Romano founded Horizon Industries Ltd. (“Horizon”) in 2003, where he aggressively launched the Company into the oil and gas business in the United States. Mr. Romano acted as President and Director of Horizon, where he led the company through its formative stage through to production and cash flow. Mr. Romano resigned as an officer of Horizon in November, 2005 and as a director in February, 2006. For the past 15 years, Mr. Romano has been involved in the management, strategic planning, corporate communications and financing companies in the oil and gas, as well as mining sectors. He has been instrumental in the negotiation of project acquisition, due diligence, as well as negotiate financing to complete such acquisitions. Mr. Romano currently is not an officer nor does he serve on the board of any other public company. Mr. Romano brings a diverse 30 years of business and entrepreneurial skill to the company and he will be an invaluable asset and leader to our endeavours. Mr. Romano attended the University of British Columbia.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREEN GOLD INC.

/s/ James Romano JAMES ROMANO President

Dated: November 20, 2006